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                                                                     EXHIBIT 7.8

                                  AMENDMENT TO
                                  ------------
                      DEVELOPMENTAL COLLABORATION AGREEMENT
                      -------------------------------------
                                       AND
                                       ---
                                CREDIT AGREEMENT
                                ----------------

         THIS AMENDMENT TO DEVELOPMENTAL COLLABORATION AGREEMENT AND CREDIT AGREEMENT ("Amendment") is made as of this 28th day of February, 2000, by and between BAXTER HEALTHCARE CORPORATION, a Delaware corporation with offices at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter") and UROGEN CORPORATION, a Delaware corporation with offices at 10835 Altman Row, Suite A, San Diego, California 92121 ("UroGen").

                                    RECITALS

         WHEREAS, Baxter and UroGen have entered into that certain Developmental Collaboration Agreement, dated as of July 8, 1998 (the "Development Agreement") and that certain Credit Agreement dated as of July 8, 1998 (the "Credit Agreement", and together with the Development Agreement, the "Agreements");

         WHEREAS, Baxter has agreed to enter into a Guaranty Agreement dated as of February 28, 2000 (the "Guaranty") pursuant to which Baxter has agreed to guaranty certain obligations of UroGen under that certain Master Lease Agreement dated February 28, 2000 between UroGen and Banc One Leasing Corp. ("Banc One") under which UroGen has leased the equipment described in such Master Lease Agreement (such equipment, the "Leased Equipment");

         WHEREAS, Baxter and UroGen desire to amend the Agreements in order to
(i) include as part of UroGen's liabilities under the Credit Agreement any amounts Baxter may pay to the lessor of the Leased Equipment under the Guaranty before the IND Milestone Date (as such term is defined in the Development Agreement) and (ii) include any amounts Baxter may pay to the lessor of the Leased Equipment under the Guaranty before the IND Milestone Date as part of Baxter's funding of UroGen's development work under the Development Agreement, all upon the terms and conditions of this Amendment.

         NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto hereby agree as follows:

                                      TERMS

         1.       Amendments to the Development Agreement. Capitalized terms
                  ---------------------------------------
used in this Section 1 and not herein defined shall have the meanings ascribed to such terms in the Development Agreement. The Development Agreement is hereby amended as follows:

                  (a) Section 1.3 of the Development Agreement shall be amended by adding

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the following after the definition of "Funding:"

                  "Guaranty" means that certain Guaranty dated February 28, 2000 by Baxter in favor of UroGen, pursuant to which Baxter agreed to guaranty UroGen's payment obligations under the terms of the Master Lease Agreement dated February 28, 2000 between UroGen and Banc One."

                  (b) Section 3.5 of the Development Agreement shall be amended as follows:

                           (i)  Section 3.5(a) of the Development Agreement
shall be amended by adding the following at the end of such section:

                  "plus any payments by Baxter pursuant to the Guaranty."
                   ----

                           (ii) Section 3.5(c) of the Development Agreement
shall be amended by adding the following at the end of such section:

                  "(vi) In the event that during the Baxter Funding Period Baxter makes any payment under the Guaranty, for the purposes of determining Baxter's Adjusted Interest under this Agreement, Baxter's Adjusted Interest will be adjusted (and UroGen's Adjusted Interest will be correspondingly adjusted) on an annual basis, in arrears in proportion to its share of the total Funding pursuant to the following formula (provided,
                                                                       --------
                  however, that in no event shall (aa) the UroGen Adjusted
                  -------
                  Interest be less than 35% nor more than 75%, nor shall (bb) the Baxter Adjusted Interest be less than 25% nor more than 65%):

                  Baxter's Adjusted Interest = ((A/B) x C) x 100
                  UroGen's Adjusted Interest = 100% - Baxter's Adjusted Interest

                  where:

                  A = the dollar amount actually funded UroGen by Baxter pursuant to Section 3.5(a) above through such calendar year, including, without limitation, any amounts paid by Baxter under the Guaranty during such calendar year

                  B = the aggregate Approved Expenses for Developmental Work during the Baxter Funding Period through such calendar year; and

                  C =      the Baxter Interest, expressed as a decimal."

                  (c) The first paragraph of Section 8.1 of the Development Agreement shall be amended by deleting the first paragraph thereof and inserting the following in its place:

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                  "Prior to the occurrence of the Qualifying Regulatory
                  Approval Milestone, either Party may unilaterally cease all participation in all Development Work under this Agreement by thirty (30) days prior written notice of its election to cease participation to the other Party. In the event that a Party gives a notice of termination of the Agreement pursuant to
                  Section 2(b) above, fails to make any advances or payments with respect to its Funding obligations (i.e., funds $0 with respect to its aggregate Funding obligations), or gives a notice of cessation of participation pursuant to this Section 8.1, the other Party (the "Remaining Party") shall have the right to proceed with the independent development of the Collaboration Product(s) at its own expense, provided,
                                                               --------
                  however, that in the event this Agreement is so terminated by
                  -------
                  either party and Baxter makes any payments under the Guaranty, even after the termination of this Agreement and the Credit Agreement, UroGen shall reimburse Baxter for Baxter's payment under the Guaranty in the manner and in the amounts as described in Section 1.2 of the Credit Agreement. In the event Baxter gives notice of termination to UroGen pursuant to this
                  Section 8.1, effective as of the date of termination Baxter's obligations to provide Baxter Funding shall immediately terminate. In addition, in the event that the Seller License Agreement terminates without a concurrent transfer of the Intellectual Property Assets to UroGen pursuant to the terms and conditions of the Seller License Agreement and the Asset Purchase Agreement (the "License Termination Date"), Baxter's obligations to UroGen under this Agreement will automatically terminate without notice to UroGen or any third party effective on the License Termination Date, UroGen will be deemed to have elected to have unilaterally ceased all participation in all Development Work under this Agreement as of the License Termination Date, and Baxter will be deemed to be the "Remaining Party" as of the License Termination Date (but shall have no obligation with respect to the independent development of the Collaboration Product(s)). Upon any such cessation of participation in the Development Work:"

         2.       Amendments to the Credit Agreement. Capitalized terms used in
                  ----------------------------------
this Section 2 and not herein defined shall have the meanings ascribed to such terms in the Credit Agreement. The Credit Agreement is hereby amended as follows:

                  (a) The recitals to the Credit Agreement shall be amended by adding the following after the third recital to the Credit Agreement:

                  "WHEREAS, Baxter has agreed to enter into that certain Guaranty Agreement

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                  dated as of February 28, 2000 between Baxter and Banc One (the
                  "Guaranty") pursuant to which Baxter guaranties Borrower's obligations under a lease agreement, and Borrower has agreed to reimburse Baxter for any payments made under the Guaranty during the Baxter Funding Period (as such term is defined in the Development Agreement) by adding any amounts Baxter pays under the Guaranty to the Borrower's liabilities hereunder and repaying such amounts in accordance with the terms hereof;
                  and"

                  (b) Section 1.2(a) of the Credit Agreement shall be amended by deleting the first sentence thereto and inserting the following in its place:

                  "Subject to the terms and conditions of this Agreement, Baxter agrees to loan to Borrower from time to time during the Commitment Period (as defined below) (i) such amounts to be funded by Baxter as Baxter Funding during the Baxter Funding Period under, and subject to the terms and conditions of,
                  Section 3.5(a) of the Development Agreement and (ii) such amounts which Baxter may be required to pay under the Guaranty (collectively, the "Credit Facility Loan"), which funds may be repaid without penalty during the Commitment Period but may not be reborrowed."

                  (c) Section 2 of the Credit Agreement shall be amended to add a new subsection (iv) immediately following subsection (iii) as follows:

                  "(iv)    any and all payments made by Baxter under the
Guaranty."

                  (d) Section 3 of the Credit Agreement shall be amended by deleting Section 3 in its entirety and inserting the following in its place:

                  "LOAN ADVANCES; APPLICATION OF PAYMENTS. Each request for an
                   --------------------------------------
                  advance under the Credit Facility Loan under this Agreement shall be made by Borrower by delivering to Baxter a written notice requesting funding under and pursuant to the terms and conditions set forth in Section 3.5(a) of the Development Agreement (a "Borrowing Notice"); provided, however, that no
                                                    --------  -------
                  Borrowing Notice shall be required for any payments made by Baxter under the Guaranty in order for such amount to be deemed part of the Borrower's Liabilities hereunder. Baxter, upon determination in its good faith judgment that the conditions set forth in Section 4 hereof have been duly satisfied, and subject to (i) Baxter's right at any time and from time to time to decline to pay any portion of its funding obligations under Section 3.5(a) of the Development Agreement, and (ii) the terms and conditions of this Agreement and the limitations set forth in Section 1, will fund the Baxter Funding requested by Borrower in the Borrowing Notice by advancing such amount under the Credit Facility Loan to the

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                  Borrower in immediately available funds pursuant to the
                  Borrower's wire transfer instructions pursuant to Section 3.5 of the Development Agreement in accordance with the terms and conditions set forth therein, or, if Baxter determines that such conditions have not been met, or that the amount requested shall not be advanced by Baxter to Borrower, Baxter will so notify Borrower."

                  (e) Section 4 of the Credit Agreement shall be amended by inserting the following at the end of the section:

                  "Notwithstanding the foregoing, the conditions in subsections
                  (c) through (e) above are not required to be satisfied in order for Baxter to make payments under the Guaranty, and all such amounts paid by Baxter under the Guaranty shall be deemed part of the Borrower's Liabilities."

                  (f) Section 5 of the Credit Agreement shall be amended with the addition of the following language immediately following subsection (b):

                  "Notwithstanding the foregoing, the representations and warranties in subsections (a) and (b) are not required to be true and correct at the time Baxter may make any payments under the Guaranty, and all such amounts paid by Baxter under the Guaranty shall be deemed part of the Borrower's Liabilities."

                  (g) Section 12 of the Credit Agreement shall be amended by deleting Section 12.7 in its entirety and inserting the following in its place:

                  "12.7 In addition to all of Borrower's Liabilities under this Agreement, Borrower agrees to hold Baxter harmless from, and to indemnify Baxter, and each of its officers, directors, employees, attorneys and agents, against, all losses, damages, fees, liabilities, obligations, penalties, actions, suits, claims, costs and expenses (including, without limitation, attorneys' fees, costs and expenses), imposed on or incurred by Baxter, whether prior to or from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, investigation, action or proceeding by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation (other than suits or other actions by the Borrower against Baxter), including without limitation, any federal or state securities, labor or environmental laws, or under any common law or equitable cause or otherwise, arising from or in connection with any of the following: (i) the

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                  negotiation, preparation, execution, performance or
                  enforcement of this Agreement or of any document executed in connection with the transactions contemplated by this Agreement; (ii) Baxter's furnishing of funds to Borrower under this Agreement; or (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement including, without limitation, the Guaranty and that certain Master Lease Agreement, dated February 28, 2000, between UroGen and Banc One. Such indemnification shall be part of the Borrower's Liabilities."

               3. Except as hereby amended, all of the terms and conditions of the Development Agreement and Credit Agreement shall remain in full force and effect, and are hereby reaffirmed and ratified by the parties hereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                               BAXTER HEALTHCARE CORPORATION


                               By:__________________________________________


                               Its:_________________________________________




                               UROGEN CORPORATION


                               By:__________________________________________


                               Its:_________________________________________

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